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EXHIBIT 5.1

                                                              March 26, 2002


Tech Laboratories, Inc.
955 Belmont Avenue
North Haledon, NJ 07508

Gentlemen:

         We have acted as counsel to Tech Laboratories, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 17,103,236 shares of the Company's authorized by unissued common stock, par value $.01 (the "Shares").

         On the basis of such investigation as we have deemed necessary, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New Jersey.

         2. The Shares have been duly authorized and, when issued, will be legally issued, fully-paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2, and to the related Prospectus with respect to the above-described offering. In giving this consent, we do not hereby admit that we come under the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,



                                                     /s/ STURSBERG & VEITH